Exhibit 99

For Immediate Release	For Investor Inquiries, contact:
October 27, 2004	Thomas K. Peck
2004-15	317/808-6168

For Media Inquiries, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces Third Quarter Earnings

Common and Preferred Stock Dividends Also Announced

Indianapolis - Duke Realty Corporation (NYSE/DRE) reported today that net income available for common shareholders for the third quarter of 2004 was $42.5 million on revenues of $212.4 million, compared to $40.2 million on revenues of $191.3 million for the third quarter last year. On a per share basis, third quarter net income available for common shareholders remained unchanged at $0.30 per share compared to the third quarter of 2003. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations (“FFO”) were $98.0 million for the third quarter of 2004 versus $96.4 million for the same period in 2003. On a per share basis, third quarter FFO remained unchanged at $0.62 compared to the third quarter of 2003. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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Additionally, the Company’s Board of Directors declared a quarterly dividend of $.465 per common share, or $1.86 per share on an annualized basis. The dividend is payable on November 30, 2004 to common shareholders of record on November 12, 2004.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	December 17, 2004	December 31, 2004
Series I	DREPRI	$.52813	December 17, 2004	December 31, 2004
Series J	DREPRJ	$.41406	November 16, 2004	November 30, 2004
Series K	DREPRK	$.40625	November 16, 2004	November 30, 2004

Commenting on Duke’s third quarter performance, Denny Oklak, President and Chief Executive Officer, stated,

“Against a slowly improving economy, we are satisfied with our performance during the third quarter. Notably, we had a good quarter of investment activity by attaining a higher expected return on $205 million of acquisitions of buildings with an average age of five years than we relinquished on $117 million of buildings that we sold that were 20 years old on average. With solid development and third-party construction activity, we were also able to increase our value creation pipeline more than 12 percent to $388 million from $345 million at June 30th. The profitability of our value creation pipeline also improved, with slightly higher expected development yields, and an increase of 45 basis points in the profit margin on our third party construction backlog. Additionally, I am pleased to announce that Dr. Martin Jischke, who was named as an advisory member of our Board of Directors last quarter, has been elected to the Board to fill the vacancy created by the recent departure of Gene Zink.”

Commenting on the Company’s expectations for the fourth quarter, Oklak continued,

In the fourth quarter, we expect per share FFO to be in the range of $0.65 to $0.67. After adjusting for $3.6 million of preferred stock redemption charges earlier in the year, our 2004 results should be near the mid-point of the guidance range that we first provided last December. We have performed well in 2004 against most of our key business drivers. Our primary area of disappointment this year is that our occupancy has not increased as much as we originally believed was attainable.”

Property information at September 30, 2004 was as follows:

•                  The Company’s 873 stabilized in-service properties totaling 107.6 million square feet were 90.4 percent leased compared to 90.3 percent and 88.8 percent occupied at June 30, 2004 and September 30, 2003, respectively.

•                  The Company’s value creation pipeline increased to $388 million at September 30. The pipeline includes $115 million of developments with an expected stabilized return of 10.0 percent that Duke plans to own indefinitely after completion; $86 million of developments with an expected stabilized return of 9.3 percent that the Company intends to sell within approximately one year of completion; and a $187 million backlog of third-party construction volume with an overall pre-tax profit margin of 8.5 percent.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the third quarter consisted of 114.1 million square feet that were 88.5 percent leased.

The Company also disclosed the following information for the third quarter of 2004:

•                  Duke renewed 71.3 percent of leases up for renewal, totaling 1.9 million square feet, on which net effective rents increased by an average of 1.3 percent.

•                  Same property net operating income increased 4.0 percent and 1.4 percent for the three months and nine months ended September 30, 2004, respectively.

•                  The Company’s interest and fixed-charge coverage ratios in the third quarter were 4.0 and 3.0, respectively, and its debt-to-total market capitalization ratio was 32.0 percent at September 30, 2004.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements, including estimates of our future operating performance, are subject to certain risks and uncertainties identified in our reports filed with the SEC that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are also advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning risks about investing in our securities.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States. Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual revenue from more than 4,200 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Southeast. Duke owns interests in more than 114 million square feet of properties, has over 1,000 employees and owns or controls approximately 4,600 acres of undeveloped land that can support more than 69 million square feet of future development. Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s September 30, 2004 supplemental information fact book will be available after 6:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. Eastern Daylight Time (New York time) to discuss its third quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
Operating Results	2004	2003	2004	2003

Revenues from continuing operations	$212,405	$191,349	$614,652	$565,419
Earnings from rental operations	35,727	49,285	124,602	135,209
Earnings from service operations	6,341	4,471	13,106	11,407
Net income for common shareholders – Basic	42,527	40,185	110,129	112,200
Net income for common shareholders – Diluted	46,717	44,547	121,142	124,447
Funds from operations – Basic	89,277	84,730	256,982	242,252
Funds from operations – Diluted	98,041	96,370	282,597	276,046

Per Share:
Net income – common shareholders – Basic	$0.30	$0.30	$0.78	$0.83
Net income – common shareholders – Diluted	$0.30	$0.30	$0.77	$0.82
Funds from operations – Basic	$0.63	$0.62	$1.82	$1.79
Funds from operations – Diluted	$0.62	$0.62	$1.80	$1.77
Dividend payout ratio of funds from operations	75.0%	74.2%	77.2%	77.7%
Weighted average shares outstanding
Basic – Net income and Funds from operations	142,273	135,706	140,930	135,423
Diluted – Net income	157,105	151,244	156,956	150,965
Diluted – Funds from operations	157,105	156,249	156,983	155,971

Balance Sheet Data	September 30 2004	December 31 2003

Net real estate investments	$5,089,014	$4,851,248
Total assets	5,882,080	5,561,249
Total debt	2,659,629	2,335,536
Shareholders’ equity	2,654,227	2,666,749
Common shares outstanding at end of period	142,550	136,594

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended September 30
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$42,527	142,273	$0.30	$40,185	135,706	$0.30
Add back:
Minority interest in earnings of unitholders	4,190	13,938		4,362	14,667
Other common stock equivalents		894			871
Fully Diluted Net Income	46,717	157,105	$0.30	44,547	151,244	$0.30
Adjustments:
Depreciation and Amortization	61,511			48,250
Company Share of Joint Venture Depreciation and amortization	4,686			4,459
(Earnings) loss from depreciable property sales	(14,873)			(3,349)
Dilutive effect of Convertible Preferred D Shares	0			2,463	5,005
Fully Diluted Funds From Operations	$98,041	157,105	$0.62	$96,370	156,249	$0.62

	Nine Months Ended September 30
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$110,129	140,930	$0.78	$112,200	135,423	$0.83
Add back:
Minority interest in earnings of unitholders	11,013	13,975		12,247	14,740
Dilutive effect of Convertible Preferred D Shares		1,170
Other common stock equivalents		881			802
Fully Diluted Net Income	121,142	156,956	$0.77	124,447	150,965	$0.82
Adjustments:
Depreciation and Amortization	167,159			142,539
Company Share of Joint Venture Depreciation and amortization	13,883			14,236
(Earnings) loss from depreciable property sales	(19,627)			(12,567)
Dilutive effect of Convertible Preferred D Shares	40	27		7,391	5,006
Fully Diluted Funds From Operations	$282,597	156,983	$1.80	$276,046	155,971	$1.77